CONSENT OF ERNST & YOUNG LLP


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Intersil Corporation 1999 Equity Compensation Plan, of our report dated January 22, 2001, with respect to the consolidated financial statements and schedule of Intersil Holding Corporation included in its Transition Report (Form 10-K) for the 26-week period ended December 29, 2000 and our report dated July 21, 2000, with respect to the consolidated financial statements and schedule of Intersil Holding Corporation included in its Annual Report (Form 10-K) for the 46-week period ended June 30, 2000, as amended in its Form 10-K/A-1, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP

Jacksonville, Florida
July 25, 2001